Exhibit 99.1

NEWS RELEASE

For further information contact:

Kerry J. Chauvin	Joseph “Duke” Gallagher
Chief Executive Officer	Chief Financial Officer
(985) 872-2100	(985) 872-2100

FOR IMMEDIATE RELEASE

TUESDAY, JANUARY 31, 2006

GULF ISLAND FABRICATION, INC.

ANNOUNCES THE COMPLETION OF THE ACQUISITION

OF GULF MARINE FABRICATORS’ ASSETS

AND EFFECTIVELY ENTERS INTO A COOPERATION

AGREEMENT FOR CERTAIN FUTURE EPC PROJECTS

Houma, LA—Gulf Island Fabrication, Inc. (NASDAQ: GIFI) (“Gulf Island”) today announced that, pursuant to the asset purchase agreement dated December 20, 2005, between Technip-Coflexip USA Holdings, Inc., a subsidiary of Technip SA (NYSE: TKP) (“Technip”), and a Gulf Island subsidiary, the purchase of the facilities, and the machinery and equipment of Gulf Marine Fabricators (“Gulf Marine”), a Technip subsidiary, located near Corpus Christi, Texas was completed. The parties also entered into a cooperation agreement to work together on mutually agreed upon EPC (engineer, procure, and construct) and EPIC (engineer, procure, install and construct) projects, which became effective upon the closing of the asset transfer.

Gulf Marine Fabricators is strategically located on the Gulf Intercoastal Waterway near Corpus Christi, Texas. The facilities consisting of three yards are situated on over 400 total acres and has unobstructed access to the Gulf of Mexico. With a deep hole in excess of 75 feet adjacent to the South Yard, the facilities are capable of providing offloading for submersible heavy lift ships and dockside integration capabilities required for many deepwater projects. The South Yard also maintains a shear leg crane providing over 4,000 short tons of lifting capacity.

Gulf Island, based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, and steel warehousing and sales.